UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Electric Lightwave, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

284895109
(CUSIP Number)

December 31, 2001
(Date of Event Which Requires Filing of this Statement)


CUSIP No. 284895109

Item 1: REPORTING PERSONS
        Pinnacle Associates, Ltd. (Tax ID: 13-3220717)

Item 4: CITIZENSHIP
        New York Corporation

Item 5: SOLE VOTING POWER
        342,000                                 **see Note 1**

Item 6: SHARED VOTING POWER
            None

Item 7: SOLE DISPOSITIVE POWER
        342,000		                        **see Note 1**

Item 8: SHARED DISPOSITIVE POWER
            None

Item  9: AGGREGATE AMOUNT BENEFICIALLY OWNED
         342,000				** see Note 1 **

Item 11: PERCENT OF CLASS REPRESENTED BY ITEM 9
         1.00

Item 12: TYPE OF REPORTING PERSON
         IA
-----------------------------------------------------------
ITEM 1(A).  NAME OF ISSUER

            ELECTRIC LIGHTWAVE, INC. CL A

ITEM 1(B).  ADDRESS OF ISSUER

            3 High Ridge Park
            P.O. Box 3801
	    Stamford, CT 06905

ITEM 2(A).  NAME OF PERSON FILING

            PINNACLE ASSOCIATES, LTD.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            666 FIFTH AVENUE, 14TH FLOOR, NEW YORK, NY 10103

ITEM 2(C).  CITIZENSHIP

            New York Corporation

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock

ITEM 2(E).  CUSIP NUMBER

            284895109

ITEM 3. This statement is filed pursuant to Rule 13d-1 (b), or 13d-2 (b) and the person filing is an investment advisor registered under section 203 of the Investment Advisers Act of 1940.

ITEM 4.     OWNERSHIP
ITEM 4(a).  AMOUNT BENEFICIALLY OWNED
            342,000                                   ** see Note 1 **
ITEM 4(b).  PERCENT OF CLASS
            1.00
ITEM 4(c).  NUMBER OF SHARE AS TO WHICH SUCH PERSON HAS:
      (i).  SOLE POWER TO VOTE OR DIRECT THE VOTE
            342,000                                     ** see Note 1 **
     (ii).  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
            None
    (iii).  SOLE POWER TO DISPOSE OR TO DIRECT DISPOSITION OF
            342,000                                     ** see Note 1 **
     (iv).  SHARE POWER TO DISPOSE OR TO DIRECT DISPOSISTION OF
            None
**Note 1**
Pinnacle Associates, Ltd. ("Pinnacle"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice on a discretionary basis to its clients. In its role as investment adviser, Pinnacle possesses voting and/or investment power over the securities of the Issuer described in this schedule.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            If this statement is being filed to report the fact that as of 12/31/2001 the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON
	    All securities reported in this schedule are owned by advisory clients of Pinnacle Associates, Ltd., no one of which to the knowledge of Pinnacle Associates, Ltd. owns more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:
            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            Not Applicable

ITEM 10.    CERTIFICATION
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete are correct.

Signature

Gail Mannix
Compliance Officer
December 31, 2001